Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY:

Medallion Financial Corp.
437 Madison Avenue – 38th floor
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

December 2, 2008

Medallion Financial Renews $250 Million Credit Facility

NEW YORK, N.Y. – December 2, 2008 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets announced today that, through a special purpose subsidiary, it renewed its commercial paper conduit facility agreement administered by Citicorp North America, Inc. for an additional 364 days. The facility covers taxicab medallion lending in New York City as well as Boston, Chicago and other cities throughout the United States.

Andrew Murstein, President of Medallion Financial stated, “We are very pleased with this transaction and our continued relationship with Citibank. In this turbulent credit environment, to not only renew a facility, but to do so on very favorable terms is a testament to our outstanding credit quality. Taxi medallions have been one of the best asset classes to lend against in the United States for more than 50 years, and we are proud to be an industry leader.”

Brian O’Leary, Medallion Financial’s Chief Operating and Chief Credit Officer, stated, “Over the last several years, medallion prices have increased more than 30%. Our current portfolio of managed medallion loans exceeds $560,000,000 and has a loan to value of under 50%. The taxi industry often thrives in a market environment like the one we are currently in for many reasons, such as additional manpower to drive taxis, mandated availability of credit card acceptance in every taxi, and corporate cutbacks on limos and black car services. Medallion prices in New York city are currently at record highs with a purchase contract for a medallion just being signed for over $725,000 for a corporate medallion.”

About Medallion Financial

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries and its wholly-owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors” in the Medallion’s 2007 Annual Report on Form 10-K.